UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)
Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

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PRELIMINARY COPY, SUBJECT TO COMPLETION
DATED APRIL __, 2008
PROXY STATEMENT
OF
MAURICE J. KOURY
THE MAURICE AND ANN KOURY CHARITABLE TRUST
THE MAURICE J. KOURY FOUNDATION, INC.
SCOTT C. SULLIVAN
MILTOM E. PETTY
MORT NEBLETT
HAYWOOD COCHRANE, JR.
JAMES S. MAHAN III
DAVID LUCHT
ROBERT ISSER
IN OPPOSITION TO THE BOARD OF DIRECTORS
OF
CAPE FEAR BANK CORPORATION

2008 ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
          This Proxy Statement and the accompanying form of BLUE proxy card are being furnished to owners of shares of common stock (the “Common Stock”) of Cape Fear Bank Corporation (the “Company”) by Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht, and Robert Isser (the “Participants”) in connection with the solicitation of proxies by the Participants. The Annual Meeting of Shareholders is to be held on ____, 2008. Please refer to the Company’s proxy statement for the time and location of this meeting (the “Annual Meeting”). Shareholders who own the Common Stock on ____, 2008 will be entitled to vote (“Annual Meeting Record Date”). The principal executive offices of the Company are located at 1117 Military Cutoff Road, Wilmington, North Carolina 28405. All references to the Company include its subsidiaries and no distinction is made with respect to the incorporation of the Company after the organization of Cape Fear Bank (the “Bank”).
          At the Annual Meeting, the Company will be seeking (i) the election of seven directors for a term of one year or until a successor has been elected and qualified and (ii) the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent auditor.
          The Participants own approximately 343,390 shares of the Common Stock, representing approximately 8.94% of the Company’s Common Stock as of Match 13, 2008. The Participants are soliciting proxies from shareholders to elect seven (7) directors to the Company’s Board of Directors (the “Board”), in opposition to the directors nominated for election by the Board. The Participants are soliciting your proxy in support of the election of Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the “Nominees”) to the Company’s Board.
          Remember, your last dated proxy is the only one that counts, so return the BLUE proxy card even if you delivered a prior proxy. We urge you not to return any proxy card sent to you by the Company.
          Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares, and only after receipt of your specific instructions. Accordingly, please return the BLUE proxy card in the envelope provided by your Bank or Broker or contact the person responsible for your account and give instructions for such shares to be voted for the Nominees. Every shareholder should be aware that if his shares are held through a bank, brokerage firm or other nominee, they will not be able to change their vote at the Annual Meeting, unless they obtain a legal proxy from the bank, brokerage firm or other nominee. Since this is a contested election for directors, there should not be any broker non-votes. Broker non-votes occur when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the Annual Meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.
          If your shares are registered in more than one name, the BLUE proxy card should be signed by all such persons to ensure that all shares are voted for the Nominees.
          Holders of record of shares of Common Stock on the Annual Meeting Record Date are urged to submit a proxy, even if such shares have been sold after that date. The number of shares of Common Stock outstanding as of the Annual Meeting Record Date is disclosed in the Company’s proxy statement. Each share of Common Stock is entitled to one vote at the Annual Meeting.
          If you have any questions or need assistance in voting your shares, please call:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders call toll free (800) 290-6427
Banks and Brokers call collect (212) 269-5550
          The solicitation is being made by the Participants and not on behalf of the Board of the Company.
          YOU MAY HAVE ALREADY RECEIVED, OR WILL SOON RECEIVE, A PROXY CARD FROM THE COMPANY. PLEASE RETURN ONLY THE ENCLOSED BLUE PROXY CARD AND DO NOT RETURN ANY COMPANY PROXY CARD UNDER ANY CIRCUMSTANCES. IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS.

(ii)

INTRODUCTION
EXECUTIVE SUMMARY
BACKGROUND OF MAURICE KOURY’S INTEREST IN THE COMPANY AND REASONS FOR THE SOLICITATION
WHY THE COMPANY NEEDS A CHANGE
THE BOARD HAS REWARDED MANAGEMENT WITH EXCESSIVE COMPENSATION WITHOUT REQUIRING PERFORMANCE
OPERATING ENVIRONMENT
ELECTION OF NOMINEES
INFORMATION ABOUT THE NOMINEES
SHARE OWNERSHIP OF NOMINEES
WHO CAN VOTE AT THE ANNUAL MEETING
HOW TO VOTE BY PROXY
VOTING AND PROXY PROCEDURES
INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES
AUDITORS
SOLICITATION OF PROXIES; EXPENSES
CERTAIN INFORMATION REGARDING MR. KOURY
OTHER MATTERS
ADDITIONAL INFORMATION
YOUR VOTE IS IMPORTANT
PLEASE CALL IF YOU HAVE QUESTIONS
ANNEX A

(iii)

EXECUTIVE SUMMARY
          The Participants are soliciting your proxy to vote your shares of Common Stock at the Annual Meeting. The Participants believe that the Company needs a new Board to provide effective and experienced leadership. This executive summary highlights key reasons why the Participants seek your proxy and believe that now is the time for a new Board.
•	The Company has been outperformed by its peers. Management and the Board have failed to provide peer-level returns to shareholders year-to-year for nearly ten years. Of the 35 commercial banks formed in North Carolina from 1995 to 2000, the Company took the longest of all of the remaining independent institutions to become cumulatively profitable. Even upon becoming profitable, the Company has underperformed as compared to its public peers.

•	Under the current Board and management, the Company devoted four years to an expansion strategy that has grown the balance sheet, but has not made a positive impact on profitability or delivered shareholder value. In fact, return on average assets has declined for four straight years.

•	According to the current Board and management, one of the primary goals of the Company’s expansion plan was to improve the Company’s volume of core deposits. However, the Company’s recent loan growth has been primarily funded with borrowed money and high-cost brokered deposits (i.e., deposits that are neither local nor core). The Company added a meager $1.3 million in net new local core deposits in 2007.

•	Under the current Board and management, expenses have increased 83% in the last two years, causing a significant decrease in the Company’s earnings. Two major components have fueled this costly rise: the branch expansion, and the Company’s excessive compensation arrangements.

•	The current Board has awarded management compensation and benefits completely out of line with management’s performance and utterly astounding in view of the Company’s lengthy record of underperformance. Those unjustifiable compensation arrangements represent a transfer of wealth from you, the shareholders, to an ineffective management team.

•	According to the current Board and management, the Company reported a significant increase in loans that are in danger of being charged off at a loss (i.e., nonaccrual loans). As of December 31, 2007, the amount of nonaccrual loans represented 1.4x the loan-loss reserves that the Board and management has set aside to cover problem loans.

•	Management could not file the Company’s 10-K on time with the Securities & Exchange Commission (“SEC”) because of a material weakness in the implementation of a model for determining the allowance for loan loss.

•	Any significant charge-offs could negatively impact the Company’s regulatory capital levels, and force the Board and management to forego further expansion — an initiative that the Company has struggled to effectively implement.

•	If elected, our Nominees will immediately review the loan portfolio, the branch network, all compensation packages and other operations to ensure the safety of our institution and to align management’s incentives with your interests as shareholders. Our Nominees will also re-focus management on generating local core deposits and serving the greater Wilmington community.
BACKGROUND OF MAURICE KOURY’S INTEREST IN THE COMPANY
AND REASONS FOR THE SOLICITATION
          Over the past eight months, Mr. Koury has become increasingly concerned about the Company’s poor financial performance. On several occasions, Mr. Koury has sought to meet with the Board and management to discuss:
•	the continued underperformance as compared to maturing North Carolina-based community banks;

•	the expensive and unfruitful expansion strategy implemented by the Board and management; and

•	the astounding financial rewards bestowed by the Board on management, despite a history of underperformance.
          Mr. Koury believes that the Company needs leadership consisting of Wilmington residents, successful businessmen and experienced bankers. Accordingly, Mr. Koury sought recommendations and met with prospective directors to assess who could be most valuable to the Company and who are motivated to create value for the Company’s shareholders. Mr. Koury sought individuals to serve on the Board who have:
•	recognized financial expertise and banking experience;

•	demonstrated an understanding of the local economy; and

•	displayed strong ties throughout the greater Wilmington area.
          Between September 26, 2007 and December 20, 2007, Mr. Koury sent five letters to the Board and management describing his concerns. These letters:
•	highlighted that the total return to original shareholders equated to just 43.3% as of September 14, 2007 as opposed to the Company’s peer group which had an average of 210.8% total return over the same nine-year time frame;

•	requested that the Board disclose to shareholders the details of the “strategic business plan” that the Company claims will create long-term value for the shareholders;

•	scrutinized management’s excessive compensation arrangements which reward results that actually decline year-over-year;

•	requested that the Board retain the services of an investment banker in order to explore strategic alternatives to maximize shareholder value, including a sale of the Company if necessary; and

•	demanded to review the books and records of the Company.
          Finally, on December 20, Mr. Koury offered to purchase the Company for $12.00 per share. Mr. Koury asked that merger discussions and due diligence begin immediately. On January 10, 2008, the Board rejected Mr. Koury’s offer.
          In an effort to address his concerns to the Board and management and to avoid this proxy contest, Mr. Koury requested a personal meeting with Mr. Coburn. Mr. Coburn declined. Again, Mr. Koury contacted Mr. Coburn to describe his desire to nominate two additional and highly qualified directors, James S. Mahan III and David Lucht. Mr. Koury insisted that these directors would be independent, representing the interests of all shareholders, and would not report to Mr. Koury.
          A few days later, Mr. Mahan and Mr. Lucht attended the same state banking function as Mr. Coburn. While there, they spoke with Mr. Coburn about serving on the Board of the Company. Mr. Coburn said that normally he would have welcomed Mr. Mahan as a director, given Mr. Mahan’s distinguished record as CEO at several banks, but that he would not accept any candidates from Mr. Koury.
          To ensure that the Board was fully aware, Mr. Koury sent a letter to each director outlining the recent discussions with Mr. Coburn. In addition, Mr. Koury requested that the Board approve Mr. Mahan and Mr. Lucht as nominees in the Company’s slate of directors. Mr. Koury encouraged the Board to act independently from the CEO and let the shareholders decide the issue.
          Mr. Koury was notified on February 28, 2008, that the Board declined to nominate Mr. Mahan or Mr. Lucht. The Board’s decision to refuse to accept Mr. Koury’s nominees would have avoided the need for this time consuming and expensive proxy contest.
          Following this rejection, Mr. Koury compiled a list of recommended individuals with strong ties to the Wilmington region, demonstrated knowledge of banking and business acumen who would endeavor to create value and bring accountability to the shareholders. From that list, Mr. Koury met with the individuals and finally invited the Nominees to serve as directors.
WHY THE COMPANY NEEDS A CHANGE
          The Company completed its initial public offering on March 31, 1998. On the 10th anniversary of that event, management notified the SEC that it could not timely file its Form 10-K (2007 annual report). Management explained to the SEC in its Notification of Late Filing that the three months they were given to file the annual report was insufficient because the Company needed “additional time to complete its management’s assessment of internal control over financial reporting, the completion of which is a necessary prerequisite to the filing of the Report.”
           It turns out that management discovered a potential problem in the method it was using to determine quarterly loan-loss provisions, a significant calculation given the $8.3  million in new problem loans the Company reported in the most recent quarter (which is 44% more than the Company’s reserve to cover loan losses as of December 31, 2007). On April 3, when the Company finally filed its 10-K, it described the problem that delayed its annual report as a “material weakness.” It is this type of stewardship which creates the need for a new Board.
           The 2007 annual report described results that were disappointing for shareholders. However, announcing poor returns has become a recurring event for management and the Board: for the fourth straight year, return on average assets decreased while expenses continued to increase dramatically.
          In the annual report, management continued to say one thing — that they were focusing on the long-term, and that the ongoing branch expansion would generate local deposits — while it appears doing another — taking a very short-term approach to the Company’s deposit base by abandoning the Company’s market to local competition and seeking lower-cost deposits with customers in other parts of the country. The Company’s noninterest expense rose $2.3 million in 2007 in large part because of the branch expansion, but the alleged result of this sacrifice, net new local deposits, grew just $1.3 million.
           Such a disharmony between promises and results is, at best, a sign of unfocused and ineffective leadership. Sadly, as expenses have increased, management’s compensation has escalated beyond comprehension. You sent a strong message to the Board and management one year ago by nearly defeating the latest expansion of insider benefits, but it does not appear that the message was received given the outright refusal to accept any outside counsel from shareholders.
           This attitude is misplaced with any publicly-owned company, but it is even more difficult to swallow with our Company, where the record of ineffective oversight and substandard results has been so well-established. Any objective review of the matter would have to conclude that management and the Board HAVE NOT created any meaningful value with your money in the ten years you have trusted it to them. Company filings reveal that through December 31, 2007, shareholders had paid approximately $25.1 million to the Company to purchase its shares, including:
•	$9.4 million in the initial offering on March 31, 1998;

•	$1.7 million in 2001 and 2002 in a small follow-on offering when the Company fell below the “well-capitalized” standards of the FDIC (source: Form 8-K filed on Dec. 1, 2004);

•	$7.8 million on Nov. 5, 2003;

•	$6.0 million on Nov. 29, 2004; and

•	less than $100,000 spent to exercise stock options in the last five years.
          According to the annual report, total equity was just $28.5 million at year-end 2007, meaning the Board and management have generated about $3.4 million in equity value for shareholders after a decade of opportunity. That $3.4 million is just 41% of the problem loans we mentioned that the Company currently holds on its books.
          It took the Company 27 quarters to achieve cumulative profitability — that is, to earn back its initial losses by eliminating the accumulated deficit and reporting retained earnings (a segment of shareholders’ equity). Time taken to attain cumulative profitability is a closely watched industry benchmark for determining how effectively a de novo bank has performed, and the median number of quarters to reach this status was 16 for the 35 commercial banks formed in North Carolina from 1995 to 2000 (“NC De Novo Peers”). Six of these 35 decided to sell before reaching cumulative profitability, and thus are not included in that median figure.
          The top five performers achieved cumulative profitability in less than three years, while the worst four (which includes the Company) took six or more years. Your wait for cumulative profitability was only matched in length by the investors in Alamance Bank of Graham, North Carolina. But unlike our Company, management and the Board at Alamance Bank acknowledged their limitations, and that bank’s parent company, United Financial Inc., was sold in 2005 for 227% of book value at announcement.
          Another important measure of the success of a new community bank is the length of time to post the first quarterly profit and remain profitable thereafter. According to bank-level data contained in FDIC call reports, the NC De Novo Peers took a median of seven quarters to achieve their first quarterly profit. Seven of these 35 banks posted a quarterly profit within the first year, while five of them took more than 10 quarters to do so. The Company was among the bottom performers, taking 11 quarters to post a profit.
          Of the four other bottom-performing banks, three of them eventually acknowledged their underperformance and sold to more profitable institutions. It appears to us that the boards of those banks recognized their best alternative to create shareholder value was to sell the Company:
•	Trinity Bank of Monroe, North Carolina, was sold in 2005 for 255% of book value at the time of announcement to Citizens South Banking Corp., according to the joint news release issued by the parties. Trinity Bank achieved a quarterly profit in its 11th quarter.

•	SterlingSouth Bank & Trust Company of Greensboro, North Carolina, was sold in 2006 for 231% of book value at the time of announcement to BNC Bancorp., according to SNL Financial. SterlingSouth Bank achieved a quarterly profit in its 11th quarter.

•	United Financial Inc., the parent company of the aforementioned Alamance Bank of Graham, North Carolina, was sold in 2005 for 227% of book value at the time of announcement to FNB United Corp., according to the joint news release issued by the parties. Alamance Bank achieved a quarterly profit in its 12th quarter.
          Let’s be clear, we are not insisting that a sale is the only way to improve the Company. Instead, we are highlighting the returns delivered to shareholders of the Company’s fellow bottom performers to illustrate what the market was doing when the Board chose expansion as a better alternative than a sale. As we will discuss below, the Board has not only failed to deliver superior returns to date, but the next few years present obstacles that could imperil the Company’s chances of capitalizing on its current strategy altogether. A more effective Board is needed to salvage the situation.
          We strongly believe that the Company’s CEO, Cameron Coburn, has been a hindrance to the Company’s success. Mr. Coburn was not the Company’s initial CEO, but he assumed this position within the first year of the Company’s operations. When the Company was founded, Mr. Coburn’s principal experience was as a branch manager. He then oversaw the lengthiest initial accumulated deficit period of any of the 35 banks in the NC De Novo Peers. In the shareholders’ best interests, we believe the Board should have either sought more experience to assist Mr. Coburn, replaced him, sold the institution, or provided more comprehensive and engaged oversight from the Boardroom.
          Sadly, none of these seem to have occurred. Instead, the Board has made strategic plan that they could not accomplish, and have promised results that they have not delivered.
          What They Said, And What They Did
          According to the Company’s 2006 Annual Report to Shareholders, the primary elements of the Company’s business strategy are as follows:
•	“Focus. We will continue to focus on community banking and to distinguish our bank from our competition through our commitment to customers and quality service.

•	Growth. We believe we will have opportunities to grow as larger financial institutions continue to expand and to de-emphasize community banking philosophies and customer contact. We will seek to grow in our existing banking market (internally and through additional offices), and to expand into new markets as appropriate opportunities arise.

•	Profitability. We believe the cornerstone of community banking is a commitment to service, and that earnings are directly related to our ability to cross-sell our products and services. We also believe that we must control expenses. We will seek to increase our revenues by promoting relationship banking with our customers and containing our operating expenses.

•	Employees. We believe that one of our greatest strengths is our experienced staff which is dedicated to a philosophy of customer service and community banking. We will seek to retain employees who are motivated and relationship oriented.”
          We share these tenets and believe them to be the basis of a sound community bank. However, we are concerned that the current Board has abandoned this strategy in recent years, to the detriment of shareholders’ interests.
          The easiest of the Company’s four strategic tenets to deliver is “Growth.” After all, there are always customers looking to obtain a loan, or who need a place to put a deposit. But “Growth” is a meaningless strategic goal in and of itself. It must be coupled with “Focus” and “Profitability,” as the Company acknowledges, if it is to create value for shareholders, position a company for long-term success and provide “Employees” with the leadership needed to succeed.
          We strongly believe that it took this Board and management too long to deliver initial profitability. We also believe that the Board and management have, more recently, been unable to control costs and compromised shareholder wealth, in large part due to excessive compensation arrangements and an unfocused growth strategy. The Company is now facing a challenging economic environment, and the Company needs a new Board to provide the leadership necessary to implement cost controls and deliver returns to the Company’s shareholders.
Comparison to Broader Peer Group of North Carolina Public Banks
          As of the date of this proxy statement, 17 of the 35 institutions that make up the NC De Novo Peers group, including the Company, remain independent and file with federal regulators (“NC Public Peers”). Just as the Company failed to measure up to its peers in its formative years, the NC Public Peers continue to outperform the Company year-over-year.
          It is true that the Company’s particularly disappointing 2007 results are unlikely to compare well to any bank, but the following tables reveal that relative underperformance is not merely a one-time event. A look at the past seven years shows a pattern of missed expectations, with the Company ranking at or near the bottom consistently when compared to its NC Public Peers.
          Except in 2003 and 2004, the Company has consistently been at the bottom of the group in terms of return on average assets, which measures profitability relative to the size of a company’s balance sheet:

	Return on Average Assets (%)
	2001Y	2002Y	2003Y	2004Y	2005Y	2006Y	2007Y
NC Public Peers Median (16 Banks)	0.48	0.71	0.57	0.67	0.78	0.91	0.76
Cape Fear Bank Corporation	0.22	0.59	0.89	0.70	0.62	0.57	0.30

CAPE’s Rank (17 Banks)	14th	12th	4th	8th	14th	15th	16th
          Concerning return on average equity, the Company peaked in 2003, but otherwise underperformed relative to its public peers. The return on average equity measures profitability relative to the level of investor capital:

	Return on Average Equity (%)
	2001Y	2002Y	2003Y	2004Y	2005Y	2006Y	2007Y
NC Public Peers Median (16 Banks)	5.30	7.34	6.01	7.27	10.51	10.25	8.80
Cape Fear Bank Corporation	3.19	7.80	10.38	6.45	6.96	8.86	4.85

CAPE’s Rank (17 Banks)	11th	8th	5th	T-12th	13th	10th	15th
          Further, lack of pricing power has been a culprit in the Company’s underperformance. Net interest margin is a performance measure that shows the net margin a bank produces through its various interest-related assets and liabilities (the bulk of which are customers’ loans and deposits):

	Net Interest Margin (%)
	2001Y	2002Y	2003Y	2004Y	2005Y	2006Y	2007Y
NC Public Peers Median (16 Banks)	3.53	3.74	3.59	3.60	3.85	3.98	3.74
Cape Fear Bank Corporation	3.05	3.68	3.93	3.67	3.54	3.34	3.00

CAPE’s Rank (17 Banks)	17th	9th	4th	8th	14th	T-14th	17th
     A primary source of the problem is the Company’s excessive expenses, as evident by its efficiency ratio. Management and the Board have clearly not contained expenses on a peer level:

	Efficiency Ratio (%)
	2001Y	2002Y	2003Y	2004Y	2005Y	2006Y	2007Y
NC Public Peers Median (16 Banks)	72.07	69.59	68.90	66.58	65.10	59.07	64.46
Cape Fear Bank Corporation	80.94	71.29	73.63	69.95	61.56	66.38	81.35

CAPE’s Rank (17 Banks)	11th	11th	14th	13th	7th	12th	17th
          It is clear that in 2003, the Company, while still a year away from cumulative profitability, was at its historical performance peak. Several factors explain this: banking conditions were never more favorable with historically low interest rates causing a lending boom, pristine asset quality throughout the sector, and increasing investor interest in community bank stocks. The Company was also operating at a fairly tight capital level, as well, which often helps to boost performance ratios.
          Unfortunately, the Board’s decisions that followed, as well as management’s failed execution of the Company’s strategy, have frustrated any hopes of building and sustaining a superior institution.
          Management will likely blame the Company’s underperformance on rapid growth through its branch expansion strategy. While this may be true, it is not the whole story. In its 2007 proxy statement, the Company included three banks from the NC Public Peers with similar historical growth rates to justify the Company’s most recent increases in executive compensation. Those institutions are not true peers, as they show a superior level of performance results as compared to the Company.
          In the following tables, we compare the Company to three high-growth, but profitable, peers that are both NC Public Peers and cited by the Company in reviewing its compensation for management: Waccamaw Bankshares, Inc. in Whiteville, North Carolina; MidCarolina Financial Corp. in Burlington, North Carolina; and First Trust Bank in Charlotte, North Carolina. Here are the relative growth trends, in terms of total assets, at these banks as compared to the Company:

	Total Assets ($000)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	193,455	258,412	322,792	399,581	508,368
MidCarolina Financial Corp.	212,561	284,888	370,440	420,850	467,186
First Trust Bank	206,114	239,056	303,021	364,829	411,384
Cape Fear Bank Corporation	129,785	201,533	343,327	424,885	464,313
     The Company’s profitability measures, however, are well below this same peer group. The Company has posted four straight years of decline in return on average assets, even as the peer banks have generally improved their profitability. Return on average assets measures profitability relative to the size of a company’s balance sheet:

	Return on Average Assets (%)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	1.13	1.11	1.00	1.02	0.89
MidCarolina Financial Corp.	0.86	0.77	0.72	0.98	1.09
First Trust Bank	1.08	1.12	1.20	1.17	1.14
Cape Fear Bank Corporation	0.89	0.70	0.62	0.57	0.30
     The Company’s weak return on average equity reinforces its underperformance in comparison with its peers. The return on average equity measures profitability relative to the level of investor capital.

	Return on Average Equity (%)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	12.84	13.46	14.98	14.08	11.67
MidCarolina Financial Corp.	12.17	12.54	11.99	15.87	16.34
First Trust Bank	14.49	15.02	13.40	12.99	12.68
Cape Fear Bank Corporation	10.38	6.45	6.96	8.86	4.85
     One contributing factor to the Company’s underperformance was the marked increase in its expense base. Total noninterest expense is essentially all of the normal pre-tax expenses at the Company, except interest paid on customers’ deposits and certain borrowings:

	Total Noninterest Expense ($000)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	4,436	5,687	6,967	9,422	12,440
MidCarolina Financial Corp.	6,849	8,005	8,546	9,077	8,305
First Trust Bank	3,777	4,358	5,579	6,542	7,258
Cape Fear Bank Corporation	3,628	4,626	6,389	9,324	11,673
          An analysis of the Company’s efficiency ratio, especially in the last two years, reveals the Company’s inability to control expenses and subsequent lack of profitability in comparison to its peers. The efficiency ratio measures profitability relative to the expense base, and the lower the number, the better:

	Efficiency Ratio (%)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	50.32	53.38	51.80	54.67	65.58
MidCarolina Financial Corp.	69.12	67.56	62.66	59.17	55.08
First Trust Bank	52.50	51.26	49.82	50.16	50.82
Cape Fear Bank Corporation	73.63	69.95	61.56	66.38	81.35
     The Company’s high cost of funds has also contributed to its poor performance. The Company’s cost of funds has been higher than these high-growth peers, which means that the Company has less pricing power with its deposits. The Company has blamed this lack of pricing power on competition, but controlling deposit costs has consistently been a hallmark of a superior institution:

	Cost of Funds (%)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	2.25	1.90	2.68	3.41	4.05
MidCarolina Financial Corp.	1.85	1.85	2.70	3.84	4.27
First Trust Bank	1.60	1.51	2.29	3.62	4.18
Cape Fear Bank Corporation	2.02	1.88	2.89	4.14	4.60
     A weak stock price, compared to book value, is the ultimate consequence of this relative lack of profitability. At the end of each period prior to 2007, the other banks in its peer group traded at significant premiums to book value relative to the Company. Due to the capital markets turmoil of 2007, a rising rate environment and a significant investor withdrawal from community bank stocks in the last calendar year, the Company finally reached parity with its higher-performing peers. Unfortunately, this is not a result of the Company’s performance but stems from general market conditions impacting the segment:

	Price/Book Value at Period End (%)
	2003Y	2004Y	2005Y	2006Y	2007Y

Waccamaw Bankshares Inc.	299.1	410.1	360.2	257.9	163.0
MidCarolina Financial Corp.	250.6	265.8	243.9	303.9	155.0
First Trust Bank	236.1	293.5	205.9	245.3	153.8
Cape Fear Bank Corporation	154.2	131.7	150.5	147.2	149.9
The Board Has Shown a Lack of Focus
          The Company did not reach cumulative profitability until the third quarter of 2004, but that did not stop it from raising additional capital to fund further growth. The Board and management made the decision to undertake a long-term expansion plan before the Company had delivered on its initial promise of building earnings for shareholders, and without adequate evidence that the Company had developed a banking model that could be exported profitably to additional markets. While 2003 was the peak of the Company’s historical performance, the performance since then argues the Board mistook favorable market conditions for its own ability to grow profitably.
          From 2003 to 2005, the Company raised capital three times and embarked on a strategy to expand the branch network into the neighboring counties of Pender and Brunswick. The Company’s market was so attractive that multiple paths could have been taken to increase shareholder value, as demonstrated by the success of the NC Public Peers. A sale would have been one avenue, but not the only one. However, in deciding to remain independent, the Board had a responsibility to the shareholders to ensure that this new growth strategy would yield profitable and franchise-enhancing growth that provided as much or more value to shareholders than a sale of the Company. After more than four years, this is clearly not the case.

          This is even more troubling because the Wilmington market remains such a strong market; several state banks in recent years have sought to open branches in Wilmington, while also expressing interest in purchasing a bank there. Fellow Wilmington bank Port City Capital Bank sold for $39 million in 2006, representing a return of roughly 300% to shareholders in just over four years.
          The Wilmington market is large enough to support a vibrant, growing community bank. According to the FDIC’s most recent annual summary of deposits, insured depository institutions in the Bank’s home county, New Hanover, held more than $3.7 billion in total deposits as of June 30, 2007. The Company ranked sixth in market share among the seventeen institutions with branches in New Hanover County, reporting $303.2 million in deposits held in three branches.
          A significant portion of the Company’s deposits, however, are non-local certificates of deposits, commonly referred to as “brokered deposits.” Unlike a certificate of deposit that is bought directly from a bank, brokered deposits are sold by stock brokers and other financial intermediaries and are generally marketable on a secondary market. Therefore, brokered deposits are usually held by unrelated investors in diverse geographic markets. A company need not destroy its profitability by opening branches if it wants to focus on brokered deposits; it need merely log on to the Internet.
          And in fact, rather than focusing on community relationships and local deposit generation, the Board and management increasingly have resorted to a heavier concentration in these brokered deposits. As of June 30, 2007 (the most recent date for which information is available), the Company reported $69.6 million in brokered deposits according to the FDIC. Accordingly, its actual deposit market share in New Hanover County may have been as low as $233.6 million, which would have ranked eighth among the 17 institutions with branches in New Hanover County. Clearly, room remains for significant local growth and the Board has stated a desire for such local growth, but its actions have shown something different.
           We think that the Company’s recent expansion into neighboring counties has been an unspoken admission by your Board and management that they cannot compete with other banks in Wilmington. We ask, why lose focus on a vibrant community where so much market share remains to be won? Growth for the sake of growth does not create value. It must be done effectively and profitably, a result that continues to elude the current Board and management. Combined, the deposits in Pender and Brunswick represent half the size of the New Hanover County market, and yet the Company now has five branches there, versus just three in its home county.
          The Board’s stated reasons for pursuing these new branches were to improve the deposit mix and to continue the Company’s growth strategy. However, this message is muddled by some inconvenient facts:
•	the deposit mix is deteriorating; and

•	the lack of profitability, coupled with newly arisen asset quality concerns, negatively impact future growth prospects.
          It appears that the Board and management have conceded growth in the Company’s own market. The Company reported total deposits of $387.2 million in 2007 compared to $354.6 million in 2006, an increase of $32.6 million, according to FDIC call reports. Approximately 96% of that growth was brokered deposits, so approximately 4% of the Company deposit growth occurred locally.
          With the new branches intact, the Company managed just a $1.3 million net increase in locally originated deposits during 2007 — less than the increase in expenses incurred during the year to operate the newly expanded branch network! There is no reason to believe that the Board will cease to focus on brokered deposits in future years, even though generating local deposits would do much more for long-term profitability and shareholder returns, not to mention begin to justify the additional expenses from the branch expansion.

The Consequences of the Failure to Implement the Company’s Growth Strategy
           The Company must focus on generating local deposits. But whether it does or not, there is no easy solution in terms of expense. Total noninterest expense swelled to $11.7 million, or approximately $3.11 per share, in the 2007 calendar year from $6.4 million, or approximately $1.87 per share, in 2005 — an 83% increase. The Company has consistently attributed the majority of this increase to the branch expansion program.
          Since the Company’s deposit growth in 2007 was almost exclusively of the brokered variety, we must question whether shareholders have received any increased franchise value in exchange for the additional expense. No doubt, the Board will reassure us that the reward will come — some day. Mr. Coburn told the Wilmington Star, in an October 23, 2007 article, that “The bank’s recent returns reflect substantial investment in expanding its ability to serve customers and expand its customer base and create long-term shareholder value.”
          We cannot see how the implementation of this strategy to date has created long-term shareholder value. We cannot see how the implementation of this strategy is consistent with FOCUS, PROFITABILITY, GROWTH and EMPLOYEES. If the Company fails to generate deposits in its own community, how will it generate deposits in someone else’s community?
           The consequences of failing to implement the strategy may be severe. A permanent increase in the Company’s expense base, without concurrent improvement in operating margins through a better deposit mix, will likely mean reduced profitability and below-peer performance for years to come. The Company’s plans for growth will potentially become obsolete if it cannot generate enough new capital to support a larger balance sheet. The constrained capital markets, especially given the current investor distaste for bank stocks, might not be open to the Company for another capital raise, even if shareholders would countenance any further dilution. And any further erosion in asset quality would exacerbate all of these threats to the Company’s strategic flexibility.
           The Board and management have been downplaying the potential implications of the recent decline in asset quality. In our analysis of the situation, the Board and management have failed to maintain asset quality and provide for meaningful allowance to protect the Company from loan losses. The Company’s year-end nonaccruals of $8.3 million represented 2.24% of the total loan portfolio and 144% of the reserve for loan losses. These figures are more than those reported to the FDIC by any of the 16 banks among the NC Public Peers. The Company’s nonaccrual loans (i.e. loans 90 days or more past due) materially exceed its total reserves, whereas the peer group’s median nonaccruals/reserves ratio is just 18%. None of the 16 banks in the NC Public Peers have reported nonaccruals that exceed their loan-loss reserve as of year-end 2007.
          The Board has not adequately focused on the deterioration of the loan portfolio. During the second quarter of 2007, the Board did not authorize any loan-loss provision at all, even though competitor banks were beginning to report rising problems in their loan portfolios. Shareholders were given no warning of the current problems in asset quality, with the $8.3 million in nonaccruals never appearing as past dues in earlier quarters, according to FDIC call reports. This lack of focus creates the need for a new Board.
          It is our conclusion that the Board lacks the focus and level of engagement necessary to achieve peer-level results. If it could not do so when times were good for banks, what will happen now that dark clouds are circling around the banking sector?
THE BOARD HAS REWARDED MANAGEMENT WITH EXCESSIVE COMPENSATION
WITHOUT REQUIRING PERFORMANCE
          The Company’s lackluster operating results are exacerbated by the Board’s compensation practices for management, particularly the CEO. We are certainly not opposed to executive compensation and performance-based incentives. Instead, we oppose compensation arrangements that reward management for declining year-over-year returns. The Board must ensure that shareholder returns are not secondary to management compensation.
          Nevertheless, despite scant earnings and minimal shareholder returns, the Company’s executives have been rewarded as if the Company was performing at the top of its peer group. Unfortunately, the Company’s level of performance has not matched its level of executive compensation. In addition, the Board approved most of these excessive compensation arrangements in 2004 before the Company even reached cumulative profitability.

          In its proxy statement mailed to shareholders for the Company’s 2007 annual meeting, the Board dedicated 31 pages to describe various compensation plans that the Board awarded management. At the outset, the Company outlined its supposed compensation philosophy. The Board claims that its compensation arrangements are designed to accomplish the following ideals:
•	“compensate our executive officers fairly for their service to us and the Bank;

•	reward performance that exceeds expectations;

•	recognize performance that promotes our and the Bank’s prosperity and growth;

•	create incentives for the executives to commit themselves to long-term service with us and the Bank;

•	provide compensation that is competitive with companies in our peer group; and

•	align executive officers’ personal financial interests with those of long-term stockholders.”
          While we share these compensation ideals, the compensation arrangements that the Board has provided to management do not appear to bear any relation to this philosophy.
          In 2007, the Company achieved the following results:
•	Return on average assets of 0.30%;

•	Return on equity of 4.85%; and

•	Efficiency ratio of 81.44%.
          The following table is the Summary Compensation Table set forth in the Company’s 2007 proxy statement summarizing compensation paid to the named executive officers in 2006:

					Change in
					Pension Value
					and
					Nonqualified
					Deferred	All Other
Name and Current				Option	Compensation	Compensation
Principal Position (1)	Year	Salary (2)	Bonus	Awards (3)	Earnings (4)	(5)	Total
Cameron Coburn	2006	$197,564	$100,000	$28,359	$66,832	$13,673	$406,428
Chairman, President and Chief Executive Officer

Larry W. Flowers	2006	128,792	50,000	20,624	101,911	7,728	309,055
Senior Management Advisor

Betty V. Norris	2006	133,375	50,000	20,624	38,133	8,003	250,135
Senior Vice President and Chief Financial Officer

Lynn M. Burney	2006	123,750	50,000	20,624	90,930	7,425	292,729
Senior Vice President and Chief Operations Officer

R. James MacLaren	2006	115,716	25,000	3,440	-0-	6,883	151,039
Senior Vice President and Chief Credit Officer

A. Mark Tyler	2006	115,513	30,000	4,125	-0-	6,865	156,503
Senior Vice President and Chief Banking Officer

(1)	Mr. Coburn is a member of the Board, but he does not receive any additional cash compensation for service as a director.

(2)	Includes the amount of salary deferred at each officer’s election under the Company’s Section 401(k) plan.

(3)	Reflects the amount of compensation expense, as calculated under SFAS 123R, that the Company recognized in its financial statements for 2006 relating to all outstanding stock options held by each officer. A discussion of material assumptions made in the Company’s valuation of and expense related to outstanding stock options is contained in Notes A and N to its audited consolidated financial statements.

(4)	Reflects the increase from December 31, 2005, to December 31, 2006, in the present value of each officer’s accumulated benefit under the Salary Continuation Agreements described below under the caption “Retirement Benefits.”

(5)	The listed amounts include:

(a) for each officer, matching contributions made by the Bank under its Section 401(k) plan as follows:
          Mr. Coburn—$11,854; Mr. Flowers—$7,728; Ms. Norris—$8,003; Ms. Burney—$7,425; Mr. MacLaren—$6,883 and
Mr. Tyler—$6,865; and

(b) for Mr. Coburn, $1,819 in premiums paid by the Company for a separate disability insurance policy for his benefit.
Unjustified Increases to Base Salary
          In the face of the Company’s poor performance in 2006, the Board granted Cameron Coburn, the Company’s CEO, an increase of over 25% in base salary, from $197,564 in 2006 to $250,000 in 2007. Despite ten years of lackluster performance, Mr. Coburn’s salary has increased by approximately 385% since 1998! The Board told the shareholders, “We believe that the compensation of the CEO and other executive officers, who are in positions with the greatest ability to influence our performance, should be significantly performance based, while others should receive a greater portion of their compensation in base salary.” If this is the standard, how can the Board increase the base salary of the CEO by 25% following the Company’s dismal 2006 performance?
          As shareholders, we must require the Board to act responsibly with our money and in accordance with the standards they establish. In other words, the Board must practice what it preaches. The Company must implement an executive compensation system tied to shareholder interests. Instead, the current Board has enhanced management’s personal wealth and security rather than enhancing shareholder returns.
Discretionary Bonus Paid Regardless of Financial Performance
          The Board’s past bonus plan appears to be entirely discretionary. While the Board claims to link cash bonuses to individual and Company-wide performance, it does not appear that executive bonuses are at all related to the Company’s stock performance. The Board claims, “From time to time we have awarded, and may again award, bonuses based on a subjective determination that an executive’s service deserves special recognition, regardless of our financial performance.” (emphasis added)
          In addition to his salary in 2006 of $197,564, Mr. Coburn received a $100,000 cash bonus and $108,864 in stock and other rewards for total compensation of $406,428. The other named executives officers (five individuals) received combined total compensation of $1,159,461 in 2006, of which $542,315 was bonus and other compensation. In other words, in 2006, the Board paid management an extra $751,179 in cash and other compensation for delivering shareholders a return on average assets of 0.57% and a return on equity of 8.86%. The Board is enriching management at the expense of you, the shareholders. This practice must change!
          We applaud the Board for taking some action in 2007 to tie bonus to the Company’s performance through the institution of its Annual Cash Incentive Plan. However, the performance measures established by the Board are insulting to shareholders. Under the 2007 Cash Incentive Plan, management was entitled to at least some bonus if the Company’s earnings were at least $2,210,802, which would have been less than 2006’s net income. Management was entitled to full bonuses if the Company attained $3,106,317 in 2007 pre-tax income, which would also have been below 2006 earnings. Thus, the performance goals seem far from challenging, and actually would have rewarded declining performance. As we now know, however, management did not receive any bonuses for 2007 because the Company’s earnings were even worse than the lowered expectations approved by the Board.
The Board has not Aligned Management Compensation with Shareholder Interests
          For most companies, the purpose of granting stock options and other equity compensation is to align management’s interests with shareholders’ interests. In its 2007 proxy statement, the Company lists factors that the Corporate Governance Committee of the Board considers when granting awards of stock options. Among other factors, the Corporate Governance Committee names the “goal of aligning executive management’s personal financial interests with those of our shareholders.”
          If this is truly the intent of the Board, then a large percentage of executive compensation should be in the form of equity compensation. However, in 2006, equity compensation amounted to only 7% of Mr. Coburn’s $406,428. In other words, Mr. Coburn received $28,359 in equity compensation in 2006, insulating him from the declining performance and substandard returns suffered by other shareholders. We need to change this allocation. Executive Compensation above base salary should be in some form of equity, not cash. Maybe then, management would have the incentive to produce shareholder returns in order to benefit themselves as well as us, the shareholders.
Salary Continuation Agreements Ensure Management Receives Value
          The transfer of wealth from the Company’s shareholders to management does not stop with the programs and plans already mentioned. In 2005, the Board approved salary continuation plans, under which the Company will make annual payments for certain officers’ lifetimes upon each officer reaching a specified “normal retirement age.” Under the terms of Mr. Coburn’s salary continuation agreement, when Mr. Coburn reaches normal retirement age,” as defined in the salary continuation agreement to be just 55 years of age, the Company will have to pay him $126,400 every year for his lifetime.
          In last year’s proxy statement, the Company reported that the Board had approved, but not yet implemented, an increase in Mr. Coburn’s salary continuation agreement of $65,000 per year for a new annual payment of $191,400. To date, the Company has not reported whether it has implemented this additional benefit to Mr. Coburn.
          In its 2007 proxy statement, the Company’s projections were based on Mr. Coburn living until age 82, upon which the total payment under his salary continuation agreement would be approximately $5,167,800 — roughly equal to the retained earnings the shareholders have received after nearly ten years of operation! Because this is a lifetime benefit, the Company will have to pay out even more than it projected if Mr. Coburn lives past age 82, the assumed death age in the projections.
          Mr. Coburn is not the only executive to reap this benefit. The following table, extracted from the Company’s 2007 proxy statement, lists estimates of aggregate payments that would have been made to the named officers under the Salary Continuation Agreements if their employment had terminated under various circumstances, or there had been a change-in-control on December 31, 2006. Keep in mind that these payments are in addition to all other executive benefits described in this proxy statement.

Type of Termination Event and	C.	L.W.	B.V.	L.M.
Description of Payment of Benefit	Coburn	Flowers	Norris	Burney
Retirement at Normal Retirement Age:
Aggregate of monthly payments (beginning at normal retirement age) (1)	$3,412,800	$642,000	$1,416,100	$1,229,100
Voluntary Termination or Disability Before Normal Retirement Age:
Aggregate of monthly payments (beginning at normal retirement age)	564,003	306,285	240,941	240,941
Death:
Lump-sum payment	114,292	174,282	65,213	155,503
Change in Control:
Lump-sum cash payment	1,655,228	174,282	148,995	155,503

(1)	Reflects the aggregate amount of monthly payments that would be made to each officer from his or her normal retirement age (55 for Mr. Coburn, 67 for Mr. Flowers, and 65 for Ms. Norris and Ms. Burney) until age 82. Payments will be made for life, so the aggregate amount paid to an officer who lives past age 82 will be more than shown in the table.

Split Dollar Life Insurance Policies Do Not Benefit Shareholders
          The Company also purchased split-dollar life insurance on fourteen officers. Even though the Company owns the policies, it entered into endorsement arrangements allowing the insured executive to designate a beneficiary to receive a portion of the death benefits. In Mr. Coburn’s case, his designated beneficiary will receive 100% of Mr. Coburn’s net death proceeds.
          In addition, the Company maintains split-dollar life insurance policies on the lives of each of its six outside directors. According to the terms of these policies, upon death while serving as a director or following retirement at age 65, a portion of the total death benefits under the insurance policies will be paid to each director’s designated beneficiary. The amount paid to the director’s beneficiary will be the lesser of $75,000 or the “net death proceeds” of the policy. The “net death proceeds” equals the total death benefit payable under the policy minus the cash surrender value.
          In 2004, the one-time premium payments on these policies for the Company’s six executive officers totaled $2,808,348. The one-time premium payments on these policies for the Company’s directors totaled $574,105. Therefore, the Company paid roughly $3,382,453 in split dollar life insurance premiums in 2004!
          On a per share basis, the cost of this split-dollar life insurance for the Company’s officers and directors was approximately $1.17 per share in 2004 and represents almost three times the Company’s 2004 net income! Had this $2,808,348 been returned to the shareholders rather than management, earning per share in 2004 would have been approximately $1.15 per share rather than a meager $0.39 per share reported by the Company.
          Again, this compensation arrangement is clearly a transfer of shareholder wealth to management and the directors. The consequence of these split-dollar life insurance policies is to entrench a management team and a Board that have yet to produce even average returns for the Company’s shareholders. We fail to see how this is consistent with the Company’s compensation ideals.
Employment Agreement for CEO Hurts Shareholders
          Under the CEO’s current employment agreement, which was amended in November 2006, he will receive severance payments for a change-in-control of the Company (in addition to the change-in-control payments that he will receive under his salary continuation agreement discussed above). While this is not uncommon for CEOs, we find the terms of Mr. Coburn’s change-in-control agreement shocking.
           Mr. Coburn, unlike all other executives of the Company, has a “single-trigger” change-in-control provision in his employment agreement. This means that in the event of a change-in-control, Mr. Coburn receives a lump-sum payment of three times his annual compensation regardless of whether he remains employed following the change-in-control. Annual compensation includes, among other things, base salary, bonuses, incentive compensation and additional “gross-up payments” equal to the amount of any excise taxes that Mr. Coburn may owe if the payment or acceleration of benefits under any employment arrangement is deemed a “parachute payment” under Sections 280G and 4999 of the Internal Revenue Code. Mr. Coburn’s employment agreement defines change-in-control to include mergers, changes in a majority of the Board, and a sale of all or substantially all of the Company’s assets.
           According to the Company’s 2007 proxy statement, if the Company decided to sell in 2006 (or if the change-in-control provision were otherwise triggered), Mr. Coburn would have received approximately $2 million from the Company even if he remained an employee following the triggering event! This does not include the $1,655,228 that Mr. Coburn would receive in the event of a change-in-control under his salary continuation agreement.
           Further, the Company’s 2007 proxy statement says, “If Mr. Coburn’s employment is terminated by us without cause, or if Mr. Coburn terminates his own employment for ‘good reason,’ he will continue to receive salary payments for the unexpired term of the agreement, and we will provide him with continued life and medical insurance coverage for the remaining term or, if earlier, until he reaches age 55, dies, or becomes employed elsewhere.”
           Under Mr. Coburn’s employment agreement, “cause” is narrowly defined to include, among other things, (i) an act of fraud or intentional violation of any law, (ii) gross neglect of duties, (iii) a breach by Mr. Coburn of his fiduciary duties as an officer or director of the Company, (iv) removal of Mr. Coburn from office or permanent prohibition of Mr. Coburn from participating in the Company’s affairs by an order issued under 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1) or (v) conviction of Mr. Coburn for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of Mr. Coburn for seven consecutive days or more.
     This means that if Mr. Coburn is not doing his job well, and the Board terminates him without satisfying that narrow definition of “cause” set forth in his employment agreement, the Company owes Mr. Coburn a substantial sum of money. We do not understand how this arrangement is aligned with shareholder interests.
     Further, the Company must pay Mr. Coburn his accrued salary and all accrued benefits if Mr. Coburn terminates his own employment for “good reason.” Under his employment agreement, “good reason” includes, among other things:
•	a reduction of Mr. Coburn’s base salary,

•	a reduction of Mr. Coburn’s bonus, incentive, and other compensation award opportunities under the Company’s benefit plans, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously,

•	a reduction in responsibility or status, and

•	relocation of the Company’s principal executive offices, or requiring Mr. Coburn to change his principal work location, to any location that is more than 15 miles from the current location of the Company’s principal executive offices.
          Note that the current definition of “good reason” allows Mr. Coburn to terminate his employment (and hence receive his accrued salary and all other accrued benefits) for a reduction of his bonus, incentives, and other compensation award opportunities unless a reduction in all officers’ bonus or incentive occurs simultaneously. This means that any attempt to reign in the compensation madness gives Mr. Coburn the opportunity to resign and receive even more money.
          Even more alarming, Mr. Coburn has protection to defend this one-sided agreement. His employment agreement appears to allow Mr. Coburn up to $500,000 in reimbursement of legal expenses by the Company if Mr. Coburn sues to enforce his rights under the employment agreement or if the Company tries to declare his employment agreement unenforceable or otherwise challenges the validity of the agreement. We find it curious that even in negotiating the employment agreement, there was concern as to its propriety.
           The Company must have a compensation plan that rewards management for maximizing shareholder wealth rather than the status quo, which rewards management regardless of their effectiveness. Under his current employment agreement, we see little, if any, incentive for Mr. Coburn to maximize shareholder wealth. Instead, Mr. Coburn already received his return with bonuses and other incentives despite the Company’s poor performance.
Severance Agreements Reward Departing Executives
           In addition to Mr. Coburn’s employment agreement, the Company entered into severance agreements with Larry Flowers, Betty Norris, and Lynn Burney, James MacLaren, and Mark Tyler. These severance agreements provide that if their employment is terminated without cause, or if they terminate their own employment with “good reason,” they will be entitled to:
•	lump-sum payments equal to a multiple (two times in the case of Mr. Flowers, Ms. Norris and Ms. Burney, and one and one-half times in the case of Mr. MacLaren and Mr. Tyler) of annual base salary at the time of the change-in-control becomes effective or on the termination date, plus the amount of any discretionary cash bonuses paid to them for the previous calendar year;

•	immediate vesting in any retirement plans in which they participate, unless those plans address a change-in-control; and

•	payment of up to $100,000 in legal expenses incurred by each officer in enforcing the severance agreement (if the Company fails to pay upon a change-in-control).
     As described in the Company’s 2007 proxy statement, “good reason” includes substantially all of the events described in Mr. Coburn’s employment agreement above. A “change in control” occurs in the following instances: (i) a merger in which the current stockholders own less than 50% of the combined voting power of the resulting entity, (ii) a person becomes the beneficial owner of 25% of more of the combined voting power of the Company’s stock, (iii) a change in the majority of the Board during any two year period or (iv) a sale of substantially all of the Company’s assets.
     The following table, extracted from the Company’s 2007 proxy statement, lists estimates of lump-sum payments that would have been made to the named officers under severance agreements if the officers’ employment had terminated under various circumstances on December 31, 2006, following a change-in-control:

Type of Termination Event and	L.W.	B.V.	L.M.	R.J.	A.M.
Description of Payment of Benefit	Flowers	Norris	Burney	MacLaren	Tyler
Involuntary Termination Without Cause, or Voluntary Termination for “Good Reason,” After a Change in Control:				(1)	(1)
Aggregate of monthly payments (beginning at normal retirement age) (1)	$330,000	$340,000	$320,000	$189,000	$202,500

(1)	Mr. MacLaren’s and Mr. Tyler’s Severance Agreements were not entered into until January 2007, and their amounts are shown as if their agreements had been in effect on that date.
Nominees to Review Compensation Arrangements
          Again, these arrangement simply help entrench an ineffective management. Other than enriching its management, we do not see how these compensation arrangement benefit the Company’s shareholders. Historical shareholder returns do not warrant these long-term employment arrangements and excessive compensation packages.
          If you elect the Nominees, one of their primary tasks will be to review these compensation arrangements and ensure that action is taken to align managements’ compensation packages with the shareholders’ long-term interests. This is one of the primary duties that the Board owes its shareholders. Unfortunately, the current Board appears to favor management’s interests over shareholders’ interests.
          Let’s be clear, if shareholders were receiving adequate returns, we would not object to fair executive compensation incentives. If elected, our Nominees will promote the Company’s philosophy for executive compensation outlined at the beginning of this section. Unlike the current Board, however, the Nominees will ensure that these ideals are practiced and the Company’s compensation arrangements are aligned with shareholders’ long-term interests.
          With the current Board and management team, the Company has struggled during a vibrant economy. As we now enter a more challenging economic environment, we need a new perspective and effective management to lead the Company, develop its vision and maximize shareholder wealth. We strongly believe that the only way to effect this change is through electing a new Board. The time for change is now!
OPERATING ENVIRONMENT
          Mr. Koury is asking you to vote “For” the Nominees on the attached BLUE proxy card because he believes that the current directors have failed to create or implement a plan to improve the Company’s financial performance. Based on the Company’s performance, the current Board has been unable to perform its role adequately. This must stop!

     The Board owes duties to the Company’s shareholders, and, unfortunately, the Board appears to have ignored the Company’s and its shareholders’ best interests. We want to provide you with an alternative — new leadership that will seek to maximize shareholder wealth and will be accountable to the owners of the Company — you. The Nominees bring a new platform of experience and expertise. They include proven banking professionals, effective leaders and Wilmington residents. They will offer a fresh perspective, creative ideas and a new energy to lead the Company as it confronts the challenges that lie ahead.
     Our Nominees will analyze the Company’s current initiatives and practices to improve the business, operations, financial condition and strategic direction of the Company. Among other things, the Nominees will closely scrutinize the Company’s operational plans, compensation arrangements and strategy to ensure that enhancement of shareholder value is a primary objective of the Company.
     As we enter a challenging economic environment, we feel that the Company’s shareholders need a more effective oversight of management to ensure the Company’s future vitality. During a vibrant economy, the Company has underperformed while many of its competitors have produced sizeable shareholder returns. We are no longer in a booming economy. We believe that it is critical to the success of the Company to wean itself from out-of-area certificates of deposit and effectively leverage the branch network put in place.
     Therefore, our Nominees will immediately review the loan portfolio and all internal policies and procedures related to loan origination and credit monitoring to see what needs to be strengthened. In addition, the Nominees will likewise review each of the Company’s branches to determine how those locations may get onto a path toward generating shareholder value. The Nominees will seek to foster an environment where a local focus, especially on local core deposits, is the primary motivation for employee efforts.
     We need an energized and effective Board with the expertise to ensure that management is focused on making profitable loans to creditworthy borrowers and funding those loans primarily through the generation of core deposits. In this way, the Company can generate meaningful, positive returns to you, its shareholders. We also need local leaders who know the Wilmington market and understand how to build a strong local institution. The Nominees bring a strong combination of commercial banking, investment banking, accounting, credit review, real estate development and public company best practices to the Boardroom. Five of the Nominees have residences in Wilmington.
     The Company’s current strategic plan is not working. The Company needs change now!
ELECTION OF NOMINEES
     When you return the BLUE proxy card you are only voting for the Nominees. Each of the Nominees have consented to being named in this Proxy Statement an have agreed to serve as a director, if elected. The information below concerning age and principal occupation of the Nominees for at least the last five years has been furnished by the respective Nominees. Except as described in this Proxy Statement, none of the Nominees beneficially owns any Common Stock. The Participants agree that if elected, they will increase their ownership of shares of the Company’s Common Stock through open-market transactions.
     Mr. Koury and the Participants do not expect that any of the Nominees will be unable to stand for election or serve as a director, but if any vacancy in the slate of the Nominees occurs for any reason (including if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees), the shares represented by the BLUE proxy card received by Mr. Koury and not properly revoked will be voted for the substitute candidate nominated by Mr. Koury in compliance with the rules of the SEC and any other applicable law and, if applicable, the Bylaws.

INFORMATION ABOUT THE NOMINEES

Name	Age	Principal Occupation
Scott C. Sullivan	48	Real Estate Development

Miltom E. Petty	56	Manufacturing

Mort Neblett	67	Investments

Haywood Cochrane, Jr.	59	Health Services

James S. Mahan III	56	Banking

David G. Lucht	50	Banking

Robert Isser	68	Textiles
     Each of the Nominees would be independent and qualified to serve on the Board’s Audit Committee in accordance with the applicable rules of The Nasdaq Stock Market. In addition, Mr. Petty would qualify as an “Audit Committee Financial Expert” as that term is used in applicable SEC and Nasdaq rules.
Scott C. Sullivan
     Mr. Sullivan is a manager at Cameron Management LLC, a Wilmington-based investment management firm focused on real estate development. Mr. Sullivan is a long-time resident of Wilmington and received his MBA from the University of North Carolina-Wilmington’s Cameron School of Business. He is the chairman of Cameron Art Museum and previously served in community organizations such as Wilmington Industrial Development, Cape Fear Academy and the Historic Wilmington Foundation. He is a past member of Wachovia Bank’s local advisory board.
Miltom E. Petty, CPA
     Mr. Petty is the Chief Financial Officer and a vice president of Carolina Hosiery Mills, Inc., a Burlington, North Carolina, company focused on textiles and real estate. Mr. Petty, a Certified Public Accountant, manages Carolina Hosiery’s real estate development division. He is a graduate of the University of North Carolina at Chapel Hill and currently serves as a director and Treasurer of the University of North Carolina Educational Foundation, Inc. Mr. Petty is also the chairman of Green Cap Financial, LLC, a sales finance and direct lending finance company based in Burlington.
Mort Neblett
     Mr. Neblett is the managing member of Wilmington-based Owencroft Financial Partners, LLC, an investment management firm that focuses on early-stage companies. Mr. Neblett grew up in Wilmington, attended summer classes at UNC-Wilmington in its former incarnation (Wilmington College), and remains a significant benefactor to the school to this day. This includes serving as a founder of the school’s International Cabinet, a former member of the school’s board of visitors, and a current advisory board member for the Cameron School of Business. Mr. Neblett is a graduate of the University of North Carolina at Chapel Hill. Before returning to Wilmington, Mr. Neblett’s career spanned 35 years as an investment banker and broker at firms that included Robinson-Humphrey Co. and Morgan Keegan & Co., where he was directly involved in several transactions involving North Carolina-based banking institutions.
Haywood Cochrane, Jr.
     Mr. Cochrane is Vice Chairman of I-Trax, Inc., a publicly traded, worksite health services provider that recently announced it will be acquired by Walgreen Co. Mr. Cochrane was previously the CEO of CHD Meridian, Inc. for seven years before joining his company with I-Trax in 2004. Mr. Cochrane has more than 20 years of healthcare experience in executive and senior management positions and has served on several boards, most recently joining the board of Raleigh, North Carolina-based DARA BioSciences Inc., which is publicly traded on Nasdaq, in February 2008.
James S. “Chip” Mahan III
     Mr. Mahan is the chairman and CEO of the proposed Live Oak Banking Co., a North Carolina-based specialized lender that intends to make SBA loans to veterinarians and other specialized industries on a national basis. Mr. Mahan has lived in the Wilmington area for seven years, and his career includes 35 years in the southeastern banking industry. Mr. Mahan is widely credited with starting the world’s first Internet bank and has been the CEO of several publicly traded banks and bank service providers. Prior to Live Oak Banking Co., Mr. Mahan was the Chairman of S1 Corp., a publicly traded, banking technology provider based in Atlanta, Georgia. In addition to his role as Chairman, Mr. Mahan served as CEO of S1 Corp. from 1995 - 2000 and from July 2005 - October 2006. Mr. Mahan formerly served on the board of Habitat for Humanity in the Wilmington area.
David Lucht
     Mr. Lucht is President, Chief Operating Officer and Chief Credit Officer of the proposed Live Oak Banking Co. Mr. Lucht, who has lived in Wilmington for the past year, is a credit specialist with nearly two decades of experience in overseeing and improving the credit function at several banks. From 2002 to 2007, Mr. Lucht served as Chief Credit Officer for FirstMerit Bank, a $10.4 billion-asset, publicly traded regional bank headquartered in Akron, Ohio. In this role, he led the effort to stabilize a $6.5 billion loan portfolio, cutting the level of problem loans in half during his tenure. He also served on FirstMerit’s board of directors and was a member of the ALCO committee.
     Prior to joining FirstMerit, Mr. Lucht was a senior credit officer at Cleveland, Ohio-based National City Corp., one of the largest banks in the country. He managed a $6 billion commercial portfolio at National City. Mr. Lucht was also the Chief Credit Officer at Cardinal Bancshares of Lexington, Kentucky, for four years.
Robert Isser
     Mr. Isser is Executive Vice President at Sidney Gilbert & Co., a Charlotte, North Carolina-based yarn dealer. Mr. Isser has worked at Sidney Gilbert & Co. for 42 years. He has been an investor in North Carolina community bank stocks for more than 20 years, whereby he has gained significant experience in analyzing bank financial performance.
SHARE OWNERSHIP OF NOMINEES
     The following table contains a summary of the total number of shares of Common Stock of the Company beneficially owned by the Nominees as of April                     , 2008.
     The address for each nominee is listed below. The information in the following table has been furnished to us by the respective Nominees. The percentage of ownership of Common Stock for each person listed below is based on 3,481,785 shares of Common Stock outstanding as of March 28, 2008,

	Number of Shares	Percentage of Shares
Name and Address	Beneficially Owned	Beneficially Owned
Scott C. Sullivan 1201 Glen Meade Road Wilmington, NC 28401	1,250	*

Miltom E. Petty Carolina Hosiery Mills, Inc. P.O. Box 850 Burlington, NC 27216	5,250(1)	*

	Number of Shares	Percentage of Shares
Name and Address	Beneficially Owned	Beneficially Owned
Mort Neblett 6023 Joshua’s Landing Lane Wilmington, NC 28409	3,000	*

Haywood Cochrane 2016 Muirfield Court Elon, NC 27244	0	—

James S. Mahan III 1931 South Live Oak Parkway Wilmington, NC 28403	0	—

David Lucht 1201 Preservation Way, Unit 103 Wilmington, NC 28405	150	*

Robert Isser Sidney Gilbert & Co., Inc. 4425 Randloph Rd. Charlotte, NC 28211	4,992	*

All nominees as a group (seven persons)	14,642	*

*	Represents less than one percent (1%).

(1)	Include 5,250 shares of Common Stock held by the Maurice J. Koury Foundation, Inc., of which Mr. Petty serves as a director and Treasurer.
WHO CAN VOTE AT THE ANNUAL MEETING
     The Annual Meeting Record Date for determining shareholders entitled to notice of and to vote at the Annual Meeting is April                     , 2008. Shareholders of the Company as of the Annual Meeting Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock of the Company, $3.50 par value per share, held on the Annual Meeting Record Date. It is anticipated that the proxy statement that will be filed by the Company will state the number of shares issued and outstanding on the Annual Meeting Record Date.
HOW TO VOTE BY PROXY
     To elect the Nominees to the Board, promptly complete, sign, date and mail the enclosed BLUE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed BLUE proxy card. Please contact our proxy solicitor, D.F. King & Co., toll free at (800) 290-6427 if you require assistance in voting your shares. Banks and brokers can call D.F. King & Co. collect at (212) 269-5550.
     Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the BLUE proxy card but do not make any specific choices, your proxy will vote your shares as follows:
•	“FOR” the election of our seven nominees to the Board of Directors of the Company: Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser.

•	In the discretion of the proxy holders, on any other matters that may properly come before the Meeting.
     Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies. It provides that, if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in this Proxy Statement. If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card. At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.
     If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Annual Meeting Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the BLUE proxy card on your behalf. You should also sign, date and mail the voting instruction that your broker or banker sends you (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the Internet). Please do this for each account you maintain to ensure that all of your shares are voted.
     A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone or via the Internet. If a shareholder’s bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting by telephone or the Internet on the voting form. Telephone and Internet voting procedures, if available through a shareholder’s bank or brokerage firm, are designed to authenticate shareholders’ identities to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies. If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives our BLUE proxy card, then such shareholder should mark our BLUE proxy card, date and sign it, and return it in the enclosed envelope.
VOTING AND PROXY PROCEDURES
     The Board currently consists of seven individuals, each serving terms of one year. If elected, the Nominees would each serve for a one-year term expiring in 2009. Shareholders of the Company are not permitted to cumulate their votes for the election of directors.
     The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum. Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before shareholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”). Accordingly, broker non-votes will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.
     At this meeting, proxies relating to “street name” shares will not be voted for the election of directors unless the shareholder gives instructions on how to vote the shareholder’s shares.
     The election of the Nominees requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

     MR. KOURY AND THE PARTICIPANTS URGE YOU TO VOTE FOR THE ELECTION OF MESSRS. SULLIVAN, PETTY, NEBLETT, COCHRANE, MAHAN, LUCHT AND ISSER AS DIRECTORS OF THE COMPANY BY SIGNING, DATING, AND MAILING THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE. PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.
     Any proxy may be revoked by you at any time prior to the time a vote is taken by delivering to the Secretary of the Company a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a prior delivered proxy).
     Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you were a shareholder of record on the Annual Meeting Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Annual Meeting Record Date.
     ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.
     If you have already sent a proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the BLUE proxy card or by voting in person at the Annual Meeting.
     IF YOU SIGN THE BLUE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE COMPANY COMMON STOCK REPRESENTED BY THE BLUE PROXY CARD FOR THE ELECTION OF MESSRS. SULLIVAN, PETTY, NEBLETT, COCHRANE, MAHAN, LUCHT AND ISSER AS DIRECTORS OF THE COMPANY.
INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES
     Under the applicable regulations of the SEC, Mr. Koury and each of the Nominees is deemed to be a “participant” in Mr. Koury’s solicitation of proxies. Additional information regarding the Participants in the solicitation, including their beneficial ownership of Common Stock, is set forth on Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. Information in this Proxy Statement about each Participant was provided by that Participant.
     In connection with the engagement of D.F. King & Co. by Mr. Koury as proxy solicitor of the Participants, Mr. Koury anticipates that certain employees of D.F. King & Co. may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of proxies for the Annual Meeting. Approximately 40 employees of D. F. King & Co. will solicit holders of the Common Stock in connection with the Annual Meeting.
AUDITORS
     The Participants have no objection to the ratification of the appointment of Dixon Hughes PLLC as the independent accountants for the Company for the fiscal year ending December 31, 2008.
SOLICITATION OF PROXIES; EXPENSES
     Proxies may be solicited by the Participants by mail, advertisement, telephone, facsimile, telegraph, other electronic means and personal solicitation. Mr. Koury will bear the cost of this solicitation. The Participants and employees of D.F. King & Co. will directly contact shareholders of the Company through various communication channels. Mr. Koury will seek reimbursement from the Company of all expenses incurred by him in connection with his nomination of directors and this solicitation. It is not anticipated that the approval of the Company’s shareholders will be sought for that reimbursement. While no precise estimate of the cost of solicitation can be

made at the present time, Mr. Koury currently estimates that he will spend a total of approximately $                     for his solicitation of proxies, including expenditures for attorneys, solicitors and advertising, financial advisors, printing, transportation and related expenses. As of April                     , 2008, Mr. Koury had incurred proxy solicitation expenses of approximately $                    . In addition to soliciting proxies by mail, proxies may be solicited in person or by telephone or telecopy or through advertisements.
     Certain of Mr. Koury’s employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians and fiduciaries will be requested to forward proxy solicitation material to their customers for whom they hold shares and Mr. Koury will reimburse them for their reasonable out-of-pocket expenses.
     Mr. Koury will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of Common Stock. Mr. Koury will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services.
     Mr. Koury expects to pay D.F. King & Co. up to $50,000 for its services in connection with the solicitation of proxies for the Annual Meeting. Mr. Koury also has agreed to reimburse D.F. King & Co. for its expenses.
CERTAIN INFORMATION REGARDING MR. KOURY
     This Proxy Statement is being filed by Maurice J. Koury, an individual, whose principal business address is P.O. Box 850, Burlington, North Carolina 27216, and his telephone number is (336) 570-2129. Mr. Koury is a United States citizen and currently serves as the President of Carolina Hosiery Mills, Inc. in Burlington, North Carolina. Through his related entities, Mr. Koury has been a shareholder of the Company since June 2006, and he is a developer of real estate projects and motels.
     Mr. Koury has a history of active involvement in civic affairs in Burlington and is a long-time supporter of his alma mater, the University of North Carolina at Chapel Hill. Mr. Koury has twice served as President of the Education Foundation, and he served two terms on the Board of Trustees at University of North Carolina at Chapel Hill. He served as chairman of the Development Committee of the Board of Trustees, and he also was a member of the University’s Board of Visitors. Mr. Koury has served on the Board of the Directors of the Medical Foundation of North Carolina, which supports the health affairs academic and research programs. The University of North Carolina awarded Mr. Koury the General Alumni Association Distinguished Service Medal in 1994, the William Richardson Davie Award in 1995 and an Honorary Doctor of Laws Degree in 2001. The Roman Catholic Diocese of Raleigh honored Mr. Koury with the Bishop F. Joseph Gossman Award in 2000 for extraordinary service to Catholic education, and Elon University has honored him with the Frank S. Holt, Jr. Business Leadership Award and Honorary Doctor of Law.
     This Proxy Statement is also being filed by The Maurice and Ann Koury Charitable Trust (the “Trust”), a North Carolina trust, whose principal business address is P.O. Box 850, Burlington, North Carolina 27216. As Trustee of the Trust, Mr. Koury has sole investment discretion and voting authority with respect to shares held by the Trust.
     This Proxy Statement is also being filed by The Maurice J. Koury Foundation, Inc., a North Carolina non-profit corporation, whose principal business address is P.O. Box 850, Burlington, North Carolina 27216. Mr. Koury is the Chairman of the Board of Directors of the Foundation and shares investment discretion and voting authority with the board of directors of the Foundation with respect to shares held by the Foundation.
     This Proxy Statement is also being filed by the Nominees. Annex A lists certain information regarding the Participants’ occupations, business addresses, ownership of the Common Stock and transactions in the Common

Stock during the past two years. As of March 28, 2008, the Participants beneficially owned 343,390 shares of Common Stock, or approximately 8.94% of the outstanding shares of Common Stock as of March 13, 2008. The Participants may, however, change or alter their respective investment strategies at any time to increase or decrease its holdings in the Company.
     Neither Mr. Koury nor the Participants are subject to the informational filing requirements of the Exchange Act, and, accordingly, they are not required to file periodic reports, proxy statements and other information with the SEC relating to their business, financial condition and other matters.
     No Participant has during the last 10 years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
     Except as set forth herein or in Annex A, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
     There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of the Company.
     Except as described herein, in Annex A or the Participant’s Schedule 13D, as amended, as filed with the SEC, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.
     Neither Mr. Koury nor the Participants have paid any compensation to Messrs. Sullivan, Petty, Neblett, Cochrane, Mahan, Lucht or Isser solely as a result of their becoming nominees of the Participants at the Annual Meeting. There are no other arrangements or understandings with Messrs. Sullivan, Petty, Neblett, Cochrane, Mahan, Lucht or Isser, other than as set forth herein and in the Participant’s Schedule 13D, as amended, as filed with the SEC.
OTHER MATTERS
     We anticipate that the Company’s proxy statement will contain information regarding (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the committees of the Company’s Board, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Company’s Board and all committees thereof; (4) the background of the nominees of the Company’s Board; (5) the compensation and remuneration paid and payable to the Company’s directors and management; (6) the attendance of members of the Company’s Board at the Annual Meeting; (7) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (8) the Company’s director nomination process; (9) the independence of the Company’s directors; (10) shareholder communication with the Company’s Board; and (11) the submission of shareholder proposals at the Company’s 2008 Annual Meeting of shareholders. Mr. Koury has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.
ADDITIONAL INFORMATION
     This Proxy Statement includes quotations from previously published material contained in periodicals and analysts reports, the source of which, including the name of the author and publication and the date of publication, has been cited when used. We did not seek the consent of the author or publication to the use of any such material as proxy soliciting material, and such material should not be viewed as indicating the support of such third party for the views expressed in this Proxy Statement. We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or republication of any such material.
     Certain of the information contained in this Proxy Statement is based on publicly available information filed by the Company and other peer institutions with the SEC and the FDIC. Although Mr. Koury does not have any information that would indicate that any information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete, Mr. Koury does not take any responsibility for the accuracy or completeness of such information.
     Some of the statements in this Proxy Statement may constitute “forward-looking statements,” which for this purpose include all statements that are not of historical facts. The actual future financial performance of the Company could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which the Company has been reduced under its current Board and management, there can be no assurance that the Nominees will succeed in their efforts to turn the Company around.
     Mr. Koury and the Participants are not aware of any other substantive matters to be considered at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, Mr. Koury and the Participants will vote all proxies held by them in accordance with their best judgment, consistent with federal proxy rules.
YOUR VOTE IS IMPORTANT
1.	Your proxy is important no matter how many shares of Common Stock you own. Be sure to vote on the BLUE proxy card. Mr. Koury urges you NOT to sign any proxy card or other proxy card which is sent to you by the Company or any other party.

2.	If you have already submitted a proxy card to the Company for the Annual Meeting, you may change your vote to a vote “FOR” the election of the Nominees and “Against” the Company’s slate by signing, dating and returning the enclosed BLUE proxy card, which must be dated after any proxy card you may previously have submitted to the Company. Only your last dated proxy card for the Annual Meeting will count at the Annual Meeting.

3.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the BLUE proxy card “FOR” election of the Nominees.

4.	If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one BLUE proxy card. We encourage you to vote each BLUE proxy card that you receive.
     NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MESSRS. SULLIVAN, PETTY, NEBLETT, COCHRANE, MAHAN, LUCHT AND ISSER BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED BLUE PROXY CARD AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A PROXY TO THE COMPANY’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED BLUE PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

PLEASE CALL IF YOU HAVE QUESTIONS
     If you have any questions or require any assistance, please contact D.F. King & Co., Inc., proxy solicitors for Mr. Koury, at the following address and telephone number:
D.F. KING & CO., INC.
48 Wall Street
New York, NY 10005
Shareholders call toll free: (800) 290-6427
Banks and Brokers call collect: (212) 269-5550
     IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. PLEASE SIGN AND DATE YOUR BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

ANNEX A
INFORMATION ABOUT THE “PARTICIPANTS IN THE SOLICITATION”
     Under applicable SEC regulations, Mr. Koury and the Nominees are deemed to be “participants” in their solicitation of proxies from the Company’s shareholders to vote in favor of the election of the Nominees to the Company’s Board.
Background of the Participants, Etc.
     The following is the business address and principal occupation or employment of each of the Participants:

Maurice J. Koury	President
Carolina Hosiery Mills, Inc.	Carolina Hosiery Mills, Inc.
P.O. Box 850
Burlington, NC 27216

The Maurice and Ann Koury Charitable Trust
P.O. Box 850
Burlington, NC 27216

The Maurice J. Koury Foundation, Inc.
P.O. Box 850
Burlington, NC 27216

Scott Sullivan	Manager
Cameron Management	Cameron Management
1201 Glen Meade Road
Wilmington, NC 28401

Miltom Petty	Chief Financial Officer
Carolina Hosiery Mills, Inc.	Carolina Hosiery Mills, Inc.
P.O. Box 850
Burlington, NC 27216

Mort Neblett	President, Founder, Managing Partner
Owencroft Financial Partners	Owencroft Financial Partners, LLC
6023 Joshua’s Landing Lane
Wilmington, NC 28409

Haywood Cochrane, Jr.	Vice Chairman
I-Trax, Inc.	I-Trax, Inc.
2016 Muirfield Court
Elon, NC 27244

James S. Mahan III	Chief Executive Officer
Live Oak Banking Company	Live Oak Banking Company (proposed)
1931 South Live Oak Parkway
Wilmington, NC 28403

David G. Lucht	President, Chief Operating Officer, Chief Credit Officer
Live Oak Banking Company	Live Oak Banking Company (proposed)
1201 Preservation Way, Unit 103
Wilmington, NC 28405

Robert Isser	Executive Vice President
Sidney Gilbert & Co., Inc.	Sidney Gilbert & Co., Inc.
4425 Randolph Road
Charlotte, NC 28211
     During the past ten years: (i) none of the participants in the solicitation has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); (ii) none of the Participants has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; and (iii) none of the Participants were parties to a civil proceeding which ultimately mandated activities that were subject to federal securities laws.

Transactions in Company Securities
     Information relating to any transactions in shares of Common Stock of the Company by the Participants during the past two years is as follows:

Number of Shares Acquired
Name and Business Address	Date	or (Disposed of)
Maurice J. Koury	5/4/07	10,100 Acquired
Carolina Hosiery Mills, Inc.	5/8/07	5,173 Acquired
P.O. Box 850	6/19/07	1,450 Acquired
Burlington, NC 27216	6/21/07	100 Acquired
	6/22/07	2,000 Acquired
	6/25/07	5,000 Acquired
	6/26/07	300 Acquired
	6/29/07	941 Acquired**
	7/10/07	3,670 Acquired
	7/16/07	1,800 Acquired
	7/23/07	5,000 Acquired
	7/24/07	10,000 Acquired
	8/6/07	5,951 Acquired
	9/6/07	786 Acquired
	9/10/07	1,096 Acquired
	9/11/07	1,277 Acquired
	9/28/07	1,000 Acquired
	9/28/07	1,100 Acquired
	10/1/07	9,210 Acquired
	10/2/07	15,000 Acquired
	10/18/07	100 Acquired
	10/19/07	5,282 Acquired
	10/24/07	100 Acquired
	10/25/07	1,800 Acquired
	10/29/07	300 Acquired
	10/31/07	287 Acquired
	11/1/07	799 Acquired
	11/5/07	4,900 Acquired
	11/7/07	5,000 Acquired
	11/12/07	5,000 Acquired
	11/14/07	6,500 Acquired
	11/21/07	5,000 Acquired
	12/10/07	5,000 Acquired
	12/14/07	5,000 Acquired
	12/17/07	10,000 Acquired
	1/31/08	30,000 Acquired
	2/4/08	20,000 Acquired
	3/28/08	15,000 Acquired

The Maurice and Ann Koury Charitable Trust	6/30/06	8,000 Acquired
P.O. Box 850	7/5/06	10,000 Acquired
Burlington, NC 27216	7/6/06	1,000 Acquired
	7/7/06	2,500 Acquired
	7/10/06	4,000 Acquired
	7/11/06	13,000 Acquired
	7/12/06	2,000 Acquired
	7/13/06	8,500 Acquired
	7/14/06	2,400 Acquired
	7/17/06	2,000 Acquired
	7/18/06	2,100 Acquired
	7/24/06	1,000 Acquired
	7/25/06	1,500 Acquired
	7/26/06	1,000 Acquired
	8/2/06	2,000 Acquired
	8/3/06	2,000 Acquired
	8/4/06	1,000 Acquired

Number of Shares Acquired
Name and Business Address	Date	or (Disposed of)
	8/8/06	2,500 Acquired
	8/15/06	12,000 Acquired
	8/23/06	16,000 Acquired
	12/11/06	326 Acquired
	12/15/06	600 Acquired
	12/18/06	1,500 Acquired
	12/20/06	927 Acquired
	12/22/06	99 Acquired
	12/26/06	4,509 Acquired
	1/9/07	2,918 Acquired
	1/10/07	2,915 Acquired
	1/17/07	30 Acquired
	3/20/07	3,225 Acquired
	5/4/07	10,000 Acquired
	6/29/07	6,077 Acquired

The Maurice J. Koury Foundation, Inc.	7/20/06	5,000 Acquired
P.O. Box 850	6/29/07	250 Acquired**
Burlington, NC 27216

Robert Isser	2/23/06	1,090.2624 Acquired
Sidney Gilbert & Co., Inc.	6/20/06	109.0262 Acquired
4425 Randolph Road	6/20/06	218.0525 Acquired
Charlotte, NC 28211	7/24/06	314.9647 Acquired
	9/5/06	314.9647 Acquired
	9/7/06	314.9647 Acquired
	9/8/06	104.9882 Acquired
	9/8/06	209.9765 Acquired
	9/21/06	104.9882 Acquired
	9/22/06	209.9765 Acquired
	9/25/06	209.9765 Acquired
	10/6/06	419.9529 Acquired
	11/13/06	209.9765 Acquired
	1/10/07	209.9765 Acquired
	2/20/07	209.9765 Acquired
	3/16/07	209.9765 Acquired
	10/15/07	200 Acquired
	2/23/06	110 Acquired*
	6/6/06	220 Acquired*

Mort Neblett	3/3/08	2,800 Acquired
Owencroft Capital Partners	3/4/08	200 Acquired
6023 Joshua’s Landing Lane
Wilmington, NC 28409

David Lucht	3/24/08	150 Acquired
1201 Preservation Way, Unit 103
Wilmington, NC 28405

Scott Sullivan	3/12/08	200 Acquired
1201 Glen Meade Road	3/12/08	50 Acquired
Wilmington, NC 28401	3/13/08	200 Acquired
	3/14/08	200 Acquired
	3/18/08	130 Acquired

Number of Shares Acquired
Name and Business Address	Date	or (Disposed of)
	3/18/08	50 Acquired
	3/18/08	350 Acquired
	3/19/08	70 Acquired

*	These shares were purchased by Linda Isser, Robert Isser’s wife.

**	These shares were acquired pursuant to a 5% stock dividend.
Arrangements, Interests and Transactions
     No participant in the solicitation by the Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Mr. Koury has agreed, however, to pay the expenses of the solicitation and, as discussed under “Solicitation of Proxies; Expenses,” expects to seek reimbursement from the Company upon completion of the solicitation.

PRELIMINARY COPY, SUBJECT TO COMPLETION
CAPE FEAR BANK CORPORATION
COMMON STOCK PROXY
DATED APRIL           , 2008
THIS PROXY IS SOLICITED ON BEHALF OF
MAURICE J. KOURY
THE MAURICE AND ANN KOURY CHARITABLE TRUST
THE MAURICE J. KOURY FOUNDATION, INC.
SCOTT C. SULLIVAN
MILTOM E. PETTY
MORT NEBLETT
HAYWOOD COCHRANE, JR.
JAMES S. MAHAN III
DAVID LUCHT
ROBERT ISSER

IN OPPOSITION TO THE BOARD OF DIRECTORS
OF
CAPE FEAR BANK CORPORATION

     The undersigned hereby appoints Maurice J. Koury and Richard H. Grubaugh (of D.F. King & Co.) and each or either of them, as proxy and attorney-in-fact for the undersigned, with full power to each of substitution, to vote all shares of common stock of Cape Fear Bank Corporation (the “Company”) which the undersigned is entitled to vote at the Company’s 2008 Annual Meeting of Shareholders scheduled to be held on                   , 2008, and any postponements or adjournments thereof (the “Meeting”), hereby revoking all prior proxies, on the matters set forth below as follows:

1.	Election of Directors.	Nominees:	Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

	FOR all the nominees listed above		WITHHOLD AUTHORITY to
vote for all the nominees listed above

	☐		☐

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, WRITE THAT NOMINEE’S NAME(S) IN THE SPACE PROVIDED BELOW.

2.	Ratification of the appointment of Dixon Hughes PLLC as the Company’s independent auditor for the year ending December 31, 2008.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In the discretion of the proxy holders, on any other matters that may properly come before the Meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED.
IF A CHOICE IS NOT SPECIFIED, THE PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED
ABOVE, FOR THE APPOINTMENT OF DIXON HUGHES PLLC AS INDEPENDENT AUDITOR AND IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY
PROPERLY COME BEFORE THE MEETING.
     Please sign exactly as your name appears hereon. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by the authorized person.

Date

(SIGNATURE)

(SIGNATURE IF HELD JOINTLY)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.